As filed with the Securities and Exchange Commission on July 1, 2025

Registration No. 333-285334

Registration No. 333-277396

Registration No. 333-269831

Registration No. 333-262815

Registration No. 333-253456

Registration No. 333-236393

Registration No. 333-229679

Registration No. 333-223163

Registration No. 333-219561

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-285334

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-277396

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-269831

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-262815

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-253456

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-236393

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-229679

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-223163

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-219561

UNDER THE SECURITIES ACT OF 1933

Redfin Corporation

(Exact name of registrant as specified in its charter)

Delaware	74-3064240
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1099 Stewart Street, Suite 600

Seattle, WA 98101

(Address of Principal Executive Offices, Including Zip Code)

2017 Employee Stock Purchase Plan

2017 Equity Incentive Plan

(Full title of the plans)

Glenn Kelman

Chief Executive Officer

Redfin Corporation

1099 Stewart Street, Suite 600

Seattle, WA 98101

(206) 576-8610

(Name, address and telephone number, including area code, of agent for service)

With a copies to:

Anthony Kappus

Chief Legal Officer

Redfin Corporation

1099 Stewart Street, Suite 600

Seattle, WA 98101

(206) 576-8610

 Alan C. Smith

Katherine K. Duncan

Chelsea Anderson

Fenwick & West LLP

401 Union Street, 5th Floor

Seattle, WA 98101

(206) 389-4510

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Redfin Corporation (the “Registrant”) is filing these Post-Effective Amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement”), previously filed with the Securities and Exchange Commission (the “Commission”), to withdraw and remove from registration any and all shares (“Shares”) of the Registrant’s common stock, par value $0.001 per share, plan interests and other securities that remain unsold or otherwise unissued under each Registration Statement:

•	Registration Statement No. 333-285334 filed with the Commission on February 27, 2025, relating to the registration of 1,263,892 Shares authorized for issuance under the Registrant’s 2017 Employee Stock Purchase Plan (the “ESPP”) and 6,319,464 Shares authorized for issuance under the Registrant’s 2017 Equity Incentive Plan (the “2017 EIP”).
•	Registration Statement No. 333-277396 filed with the Commission on February 27, 2024, relating to the registration of 1,173,721 Shares authorized for issuance under the Registrant’s ESPP and 5,868,608 Shares authorized for issuance under the Registrant’s 2017 EIP.
•	Registration Statement No. 333-269831 filed with the Commission on February 16, 2023, relating to the registration of 1,096,961 Shares authorized for issuance under the Registrant’s ESPP and 5,484,808 Shares authorized for issuance under the Registrant’s 2017 EIP.
•	Registration Statement No. 333-262815 filed with the Commission on February 17, 2022, relating to the registration of 1,063,087 Shares authorized for issuance under the Registrant’s ESPP and 5,315,438 Shares authorized for issuance under the Registrant’s 2017 EIP.
•	Registration Statement No. 333-253456, filed with the Commission on February 24, 2021, relating to the registration of 1,030,005 Shares authorized for issuance under the Registrant’s ESPP and 5,150,029 Shares authorized for issuance under the Registrant’s 2017 EIP.
•	Registration Statement No. 333-236393, filed with the Commission on February 12, 2020, relating to the registration of 930,015 Shares authorized for issuance under the Registrant’s ESPP and 4,650,079 Shares authorized for issuance under the Registrant’s 2017 EIP.
•	Registration Statement No. 333-229679, filed with the Commission on February 14, 2019, relating to the registration of 901,513 Shares authorized for issuance under the Registrant’s ESPP and 4,507,567 Shares authorized for issuance under the Registrant’s 2017 EIP.
•	Registration Statement No. 333-223163, filed with the Commission on February 22, 2018, relating to the registration of 814,688 Shares authorized for issuance under the Registrant’s ESPP.
•	Registration Statement No. 333-219561, filed with the Commission on July 28, 2017, relating to the registration of 1,600,000 Shares authorized for issuance under the Registrant’s ESPP and 7,895,659 Shares authorized for issuance under the Registrant’s 2017 EIP.

On July 1, 2025, pursuant to the previously announced Agreement and Plan of Merger, dated as of March 9, 2025, by and among the Registrant, Rocket Companies, Inc., a Delaware corporation (“Rocket”) and Neptune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Rocket (“Neptune Merger Sub”), Neptune Merger Sub merged (the “Merger”) with and into the Registrant, with the Registrant surviving the Merger as a wholly owned subsidiary of Rocket.

As a result of the consummation of the Merger, the Registrant has terminated all offerings of its securities pursuant to each Registration Statement. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold or unissued at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to any Registration Statement that remain unsold or otherwise unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on July 1, 2025.

REDFIN CORPORATION

By:	/s/ Glenn Kelman
Glenn Kelman
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.